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                                                                  EXHIBIT 10.43


                    SEVERANCE AND CHANGE IN CONTROL AGREEMENT

         THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT is made as of the 1st day of January, 2001 by and between Internet Capital Group, Inc., a Delaware corporation (the "Company"), with its principal office in Wayne, PA and Edward
H. West ("Executive").

         WHEREAS, Executive is an executive of the Company, currently serving as its Chief Financial Officer;

         WHEREAS, the Board of Directors of the Company (the "Board") desires to provide this Agreement to the Executive as additional compensation for the valuable services rendered and to be rendered by the Executive to the Company;

         WHEREAS, the Board also believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to the Company without distraction, notwithstanding the fact that the Company, could be subject to a "Change in Control" (as hereinafter defined), although no such transaction is currently being discussed, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

         WHEREAS, in consideration for Executive agreeing to continue in employment with the Company and agreeing to keep Company information confidential in the event Executive's employment is terminated, the Company agrees that Executive shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Executive in the event Executive's employment with the Company is terminated without cause or if the Executive's employment is terminated upon or after the occurrence of a Change in Control.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive (individually a "Party" and together, the "Parties") agree as follows:

         1.       Definitions.

                  (a) "Annual Base Salary" shall mean twelve times the greater of (a) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to the Executive by the Company and its affiliates (as defined in section 1504 of the Code without regard to subsection (b) thereof), together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs, in respect of the twelve-month period immediately preceding the date of the Change in Control, or
(b) the monthly base salary paid or payable to the Executive by the Company (including authorized deferrals and salary reduction amounts) immediately prior to the Executive's Termination of Employment.

                  (b) "Board" shall mean the board of directors of the Company.
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                  (c) "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness of the Executive, or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason); (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise; or (iii) the conviction of, or plea of nolo contendere by, the Executive of a felony involving fraud or moral turpitude. For purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law. Notwithstanding the foregoing, in no event shall "Cause" be deemed to exist unless and until there shall have been delivered to the Executive a Notice of Termination duly approved by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him to cure such Cause and, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) of the first sentence of this paragraph.

                  (d) "Change in Control" shall mean the first to occur, after the date hereof, of any of the following:

                           (i) if any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 40% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities;

                           (ii) if, during any period of 24 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (ii);

                           (iii) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving


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         entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 40% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company's then outstanding securities; or

                           (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

         Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended.

                  (f) "Disability" shall mean Executive has been unable to perform the material duties of his employment for a period of 6 consecutive months in any 12-month period because of physical or mental injury or illness.

                  (g) "Good Reason" shall mean the resignation by the Executive upon not less than 30 days' prior written notice to the Company upon the occurrence of any of the following events or conditions for any reason other than for Cause, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive: (i) a reduction in Executive's Annual Base Salary;
(ii) a demotion of Executive including, without limitation, causing Executive to report to anyone other than the Chief Executive Officer; (iii) a material adverse change of Executive's duties, or responsibilities as Chief Financial Officer; (iv) the Company's requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area; (v) the Executive's election to separate from the service of the Company pursuant to Section 3(a); or (vi) any material breach of this Agreement by the Company.

                  (h) "Termination of Employment" shall mean the termination by the Company of Executive's active employment relationship with the Company without Cause, or termination by the Executive of Executive's active employment with the Company for Good Reason.


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                  (i) "Termination Upon a Change in Control" shall mean that following a Change in Control and during the Term of the Agreement, the Executive's employment is terminated by the Company without Cause, the Executive resigns for Good Reason, or the Executive exercises his right to terminate his employment as described in Section 3(a).

         2.       Termination of Employment.

                  (a) The Company may terminate Executive's employment at any time without Cause (as defined in Section 1(c)) from the position of President and Chief Operating Officer or Chief Financial Officer upon written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning for Good Reason (as defined in Section 1(g)), and the Company may terminate Executive's employment for Cause (in accordance with the provisions of Section 1(c)).

                  (b) Upon any termination of Executive's employment described in Section 2(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (c) Notwithstanding the provisions of Section 2(b), in the event that Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as Exhibit A (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 2(b), the following in connection with Executive's Termination of Employment:

                           (i) Executive shall receive a lump sum cash payment equal to 1.5 times (x) Executive's Annual Base Salary in effect immediately before Executive's Termination of Employment (disregarding for this purpose any reduction in Executive's Annual Base Salary resulting in Good Reason for such Termination of Employment) and (y) the target bonus applicable to Executive as of the date on which Executive's Termination of Employment occurs. Payment shall be made within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                           (ii) For a period of 18 months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or comparable coverage) for himself and, where applicable, his spouse and


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         dependents or, as an alternative, the Company may elect to pay
         Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing 18 month benefit period.

                           (iii) A pro rated bonus for the year in which Executive's Termination of Employment occurs, when declared by the Board based upon business goal achievement; provided: (i) if such termination occurs during calendar year 2001, such bonus shall be the sum of (1) one-half of a target bonus, plus (2) the greater of (w) one-half of a target bonus or (x) a pro rated bonus; and (ii) if such termination occurs during calendar 2002, such bonus shall be equal to the greater of (y) one-half of a target bonus or (z) a pro rated bonus. A pro rated bonus shall be based on the Executive's annual bonus for the year in which Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made within 30 days after the date of declaration by the Board (or the end of the revocation period for the Release, if later); provided, if such termination occurs during calendar 2001, such part of the bonus as equals one-half of a target bonus shall be paid to Executive within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                           (iv) For vesting of Executive's options and restricted stock, Executive shall receive (I) an additional twelve (12) months service credit. All of Executive's vested options shall be exercisable after Executive's Termination of Employment to the earliest of (1) 24 months following such Termination; (2) 12 months after the date on which the Company's share price is maintained at no less than $10.00 for 20 consecutive market closings following such Termination; or (3) the last day of the stated option term.

                           (v) Executive shall receive any other amounts earned, accrued or owing but not yet paid and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                           (vi) Any relocation expense reimbursement obligation shall be excused.

                  (d) Executive may, by at least 30 days prior written notice, voluntarily terminate employment without liability at any time without Good Reason, and shall be entitled to the benefits of Sections 2(c)(v) and 2(c)(vi). Executive shall be entitled to the benefits of Sections 2(c)(v) and 2(c)(vi) if his employment shall be terminated by the Company upon the expiration of the Term.


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         3.       Termination Upon a Change in Control.

                  (a) If a Change in Control occurs during the Term of this Agreement, Executive shall be entitled to the benefits provided in this Section 3 upon the subsequent termination of Executive's employment by the Company without Cause, the Executive's resignation for Good Reason or, if during the 7th full calendar month after the occurrence of a Change in Control, the Executive voluntarily elects to terminate his employment for any reason. The Executive's voluntary election to separate from service during the 7th full calendar month after the occurrence of a Change in Control shall be deemed a termination for Good Reason pursuant to Section 1(g), however, instead of the benefits described under Section 2, the Executive shall be entitled to the payments and other rights described in this Section 3. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of his death or Disability, Executive shall be entitled to receive the life insurance and/or disability benefits under any life insurance policy and/or disability program maintained by the Company for similarly situated executives on the date hereof which shall cover Executive, and Executive shall not be considered to have terminated employment under this Section 3(a) and shall not be entitled to receive benefits pursuant to this Section 3; provided, if such policy or program shall be amended to provide less favorable benefits, or shall be terminated, then the Company shall procure comparable such coverage for Executive, or pay Executive such amount in cash as may be required to compensate him for the cost to purchase such coverage, as in effect immediately prior to such amendment or termination

                  (b) Upon any Termination of Employment described in Section 3(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (c) Notwithstanding the provisions of Section 3(b), in the event that Executive executes and does not revoke a Release, upon such removal or resignation, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 3(b), the following in connection with Executive's Termination of Employment:

                           (i) Executive shall receive a lump sum cash payment equal to 2 times (x) Executive's Annual Base Salary in effect immediately before Executive's Termination of Employment (disregarding for this purpose any reduction in Executive's Annual Base Salary resulting in Good Reason for such Termination of Employment) and (y) the target bonus applicable to Executive as of the date on which Executive's Termination of Employment occurs. Payment shall be made within 30 days after the


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         effective date of the termination (or the end of the revocation period for the Release, if later).

                           (ii) For a period of 24 months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or comparable coverage) for himself and, where applicable, his spouse and dependents or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code, shall run concurrently with the foregoing 18 month benefit period.

                           (iii) A pro rated bonus for the year in which Executive's Termination of Employment occurs, when declared by the Board based upon business goal achievement; provided: (i) if such termination occurs during calendar year 2001, such bonus shall be the sum of (1) one-half of a target bonus, plus (2) the greater of (w) one-half of a target bonus or (x) a pro rated bonus; and (ii) if such termination occurs during calendar 2002, such bonus shall be equal to the greater of (y) one-half of a target bonus or (z) a pro rated bonus. A pro rated bonus shall be based on the Executive's annual bonus for the year in which Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made within 30 days after the date of declaration by the Board (or the end of the revocation period for the Release, if later); provided, if such termination occurs during calendar 2001, such part of the bonus as equals one-half of a target bonus shall be paid to Executive within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                           (iv) All outstanding options held by Executive that have not previously become exercisable shall automatically accelerate and become fully exercisable. All of Executive's restricted stock, if any, shall become fully vested and payable. In addition, all outstanding options which are or have become exercisable shall remain exercisable for the remaining portion of the applicable option. All such options shall remain exercisable for at least 24 months following such termination or the remaining term of the option, whichever is shorter, and shall remain outstanding with respect to shares of Company stock or shall be assumed by the successor to the Company (with appropriate adjustment to reflect the terms of the transaction).

                           (v) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of the date of his Termination of Employment, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.


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                           (vi) Any relocation expense reimbursement obligation
         shall be excused.

                  (d) In addition to the amount payable under subsection (c) above, in the event that it shall be finally determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be an amount such that the Executive will be in the same after-tax position as if no excise tax under the Code had been imposed, provided that the Gross-Up Payment results in an after-tax payment amount to the Executive at least $5,000 greater than the Executive's after-tax position without the Gross-Up Payment. In the event that the after-tax benefit would not meet this threshold the Payment will be reduced in such amount as is reasonably deemed necessary by the Company so that no excise tax is imposed. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the date of termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. All determinations to be made under this Section 3(d) shall be made by a nationally recognized independent public accountant selected by the Company immediately prior to the Change in Control (which may be the Company's auditors) (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within ten days of Executive's termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive for purposes of any dispute between the parties hereto. All fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 3(d) (the "Underpayment") or an amount greater than the Company should have paid pursuant to this Section 3(d) (the "Overpayment"). In the event that it is finally determined that an Underpayment exists and the Executive is required to make a payment of any excise tax or related tax, the Gross-Up Payment shall be adjusted accordingly and the shortfall shall be promptly paid by the Company to Executive or for his benefit. In the event that it is finally determined that an Overpayment exists and the Company paid a Gross-Up Payment to the Executive in excess of the amount of the Gross-Up Payment to which he is actually entitled hereunder, such excess shall be promptly reimbursed by the Executive to the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this


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Section 3(d), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         4.       Other Payments.

                  (a) The payment due under Sections 2 and 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company except that no cash payments shall be paid to Executive under the Company's then current severance pay policies.

                  (b) Determination of Cause Post-Termination. In the event that, prior to a Change of Control (and not in anticipation of such Change of Control) the Company reasonably determines, after Executive's employment with Company has terminated, that Executive, during his period of employment engaged in activity which, had it been discovered during Executive's period of employment, would have constituted grounds for termination of Executive's employment for Cause only under Sections 1(c)(ii) and 1(c)(iii), and after the notice and contest provisions of the Section 1(c) have been fully afforded to Executive, then (a) the Company's obligations to make any further payments to Executive under this Agreement shall immediately cease; and (b) Executive's rights to exercise any stock options or to retain restricted stock shall immediately terminate.

         5. Enforcement. In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 2, 3 and 4 hereof, upon written request of the Executive, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest at the prime rate published from time to time in the Wall Street Journal plus three (3) percentage points, compounded daily, on any amount remaining unpaid fifteen (15) days following receipt of such demand, until paid to Executive.

         6. Non-exclusivity of Rights. Except as provided in Sections 2 and 3, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.

         7. Taxes. All payments required under this Agreement shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from all amounts paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such payments. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

         8. Confidential Information and Other Covenants.

                  (a) Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential


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information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates, other than such information that is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, ("Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board.

                  (b) Executive hereby agrees that for a period of one (1) year after termination of his employment for any reason (or for no reason) he will not: (i) directly, or by any other person under his direct supervision or control in bad faith indirectly, solicit, entice, induce any customer of the Company to become a client, customer, distributor, licensor, licensee or reseller of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or to cease doing business as a vendor or supplier of the Company or to cease doing business with the Company, or (ii) directly or by any other person under his direct supervision or control in bad faith indirectly solicit, recruit or hire any employee of the Company to work for a third party other than the Company or engage in any activity that would cause any employee to violate any agreement with the Company. Any action taken by any person or company, unless authorized or knowingly approved by Executive (where such approval would be required), will not be deemed to be action taken by Executive. In the event of any inconsistency between the terms and provisions of this Section 8(b) and the terms and provisions of Section 4.2 of the Restrictive Covenant Agreement identified in Schedule A, the terms and provisions of this Section 8(b) shall control.

                  (c) The Restrictive Covenant Agreement identified in Schedule A is amended at Section 4.1: The words "or Good Reason" are added to follow the words "without Cause" each place where "without Cause" appears, and for such purpose "Cause" and "Good Reason" shall have the meaning set forth in this Severance and Change in Control Agreement.

         9.       Equitable Relief.

                  (a) Executive acknowledges that the restrictions contained in
Section 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.


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                  (b) Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any material violation of Section 8 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of
Section 8 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

                  (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 8 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof.

                  (d) The Company represents and warrants that, except as set forth in this Agreement and as set forth in Schedule A included in this Agreement, there are no other plans or other agreements to which the Executive may be subject that impose any covenants restricting Executive's conduct after any termination of his employment.

         10. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2005, subject to the provisions of Section 2 and
Section 3. Such initial term of Executive's employment shall be extended for successive one-year terms thereafter unless, at least 120 days prior to the end of any such term, either Executive or the Company notifies the other of Executive's termination of employment effective the last day of such term. The initial Term and each successive one-year term thereafter shall be collectively referred to as the "Term" hereunder.

         11. Non-Disclosure of Terms of Agreement.

                  (a) To the extent that the terms of this Agreement are not made public pursuant to applicable laws and regulations, the Parties agree not to disclose the terms, contents or execution of the Agreement except in the following circumstances:

                           (i) Executive may disclose the terms of this Agreement to his counsel and/or immediate family, so long as such person(s) agrees to be bound by the confidential nature of this Agreement;

                           (ii) The Parties may disclose the terms of this Agreement to (i) their tax advisors and accountants so long as such tax advisors and accountants agree to be bound by the confidential nature of this Agreement or (ii) taxing authorities so long as the disclosing party advises such taxing authority of the confidential nature of this Agreement;

                           (iii) Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and

                           (iv) The Parties may disclose the terms of this Agreement as may be appropriate in connection with subparagraph (b) below.

                  (b) The terms of this Agreement, the claims that have been or could have been raised against the Company as of the date of execution of this Agreement, and the facts and circumstances underlying any such claims shall not be admissible in any litigation, arbitration or proceeding in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement, except as required by law.

                  (c) The Company and Executive both agree that they will not disparage, criticize or otherwise speak of each other in an unflattering way during the Term and thereafter.

         12. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, promptly to acknowledge expressly and in writing that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

         13. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

                  If to the Company, to:
                               Internet Capital Group, Inc.
                               435 Devon Park Drive
                               Wayne, PA 19087

                               Tel: 610-989-0111
                               Fax: 610-989-0112

                  If to Executive, to:

                               Edward H. West
                               527 St. David's Ave.
                               St. David's, PA  19087
                               Tel: 610-999-2153


or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

         14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         15. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

         16. Indemnification. Executive shall be indemnified while serving as Chief Financial Officer to the same extent and in the same manner as other senior executives of the Company.

         17. Contents of Agreement, Amendment and Assignment.

                  (a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company's behalf by a duly authorized officer; provided, that certain employment letter agreement between the Company and you, dated August 7, 2000, shall not be so superseded, except in respect of the terms titled "Severance" and "Restrictive Covenant Agreement" thereunder. The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

                  (b) Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, or as changing or modifying the "at will" nature of Executive's employment status.

                  (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive and the Company hereunder shall not be assignable in whole or in part by the Company. If Executive should die after a Termination Upon a Change in Control and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisees, legatees or other designees or, if there is no such designee, to Executive's estate.

         18. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         19. Remedies Cumulative. No right conferred upon Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.

         20. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                      INTERNET CAPITAL GROUP, INC.

Attest: /s/ Penny L. Stoker          By:   /s/ Stephen M. Prichard
       --------------------------        ----------------------------------

                                      Its: Managing Director, Human Resources
                                         ------------------------------------

/s/ Angie Ficco                          /s/ Edward H. West
--------------------------               -----------------------------------
Witness                                  EXECUTIVE

                                    Exhibit A

                                     Release

         THIS RELEASE is made as of this ___ day of __________, ____, by and between Internet Capital Group, Inc. (the "Company") and Edward H. West ("Executive").

         WHEREAS, Executive and the Company entered into that certain Severance and Change in Control Agreement, dated _______________, 2001 ("Agreement");

         WHEREAS, Executive's employment with the Company as Chief Financial Officer has terminated;

         WHEREAS, in connection with the termination of Executive's employment, under the Agreement, Executive is entitled to certain payments and other benefits.

         NOW, THEREFORE, in consideration of the payments and other benefits due Executive under the Agreement:

         1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its officers, directors, shareholders, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. Section 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.

         2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

         3. Executive represents that he does not have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the date of Executive's termination of employment, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

         4. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

         5. Executive certifies and acknowledges as follows:

                  (a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Agreement other than as provided in the Agreement and in this Release;

                  (b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

                  (c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

                  (d) That he does not waive rights or claims that may arise after the date this Release is executed;

                  (e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date indicated below after concluding that this Release is satisfactory to him.


                            [SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Release this ______ day of _________, ____.



                                     Witness:
----------------------------------           -----------------------------------
Edward H. West
INTERNET CAPITAL GROUP, INC.


By:                                  Witness:
        --------------------------           -----------------------------------

Name:
        --------------------------
Title:
        --------------------------